FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS INCREASE

Corydon, Indiana--(BUSINESS WIRE)—April 19, 2012.  First Capital, Inc. (NASDAQ:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), today reported net income of $919,000 or $0.33 per diluted share for the quarter ended March 31, 2012, compared to $896,000 or $0.32 per diluted share for the quarter ended March 31, 2011.

The increase in net income is primarily due to an increase in noninterest income, partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses decreased $4,000 for the quarter ended March 31, 2012 as compared to the same prior year period.  Interest income decreased $378,000 when comparing the periods as the average tax-equivalent yield on interest-earning assets decreased from 5.11% for the three-month period ended March 31, 2011 to 4.85% for the same period in 2012, primarily as a result of lower market interest rates.  The average balance of interest-earning assets decreased from $410.2 million to $400.0 million when comparing the same two periods, primarily due to a decline in the average balance of loans receivable partially offset by increases in investment securities and federal funds sold.  Interest expense decreased $349,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 1.20% to 0.84% and the average balance of interest-bearing liabilities decreased from $349.2 million to $333.1 million, primarily due to a decline in the average balance of time deposits.  As a result, the interest-rate spread increased from 3.91% for the quarter ended March 31, 2011 to 4.01% for the same period in 2012.  The provision for loan losses decreased from $500,000 for the quarter ended March 31, 2011 to $475,000 for the quarter ended March 31, 2012.  The Bank continued to provide reserves during the quarter to offset current period charge-offs and to provide for inherent loss exposure due to weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank’s market area.

Noninterest income increased $152,000 for the three months ended March 31, 2012 as compared to the same period in 2011.  Gains on the sale of loans, including residential mortgage and SBA loans, increased $133,000 when comparing the two periods.

Noninterest expense increased $81,000 for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011, due primarily to increases in compensation and benefits expense and data processing expenses.  Compensation and benefits expenses increased $56,000 when comparing the two periods primarily due to normal salary increases and an increase in the cost of health insurance.  Data processing expenses increased $34,000 for 2012 as compared to the prior year primarily due to an increase in the number of customers using alternative delivery channels and an increase in ATM processing fees.

Total assets increased $2.5 million to $441.4 million at March 31, 2012 compared to $438.9 million at December 31, 2011.  Total assets increased primarily due to an increase of $11.2 million in cash and cash equivalents.  This change was partially offset by decreases of $4.1 million and $2.8 million in net loans receivable and securities available for sale, respectively.  Deposits increased $4.1 million to $368.4 million at March 31, 2012 compared to $364.4 million at December 31, 2011, primarily due to an increase of $7.4 million in noninterest-bearing deposits.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $8.7 million at March 31, 2012 and $8.9 million at December 31, 2011.

At March 31, 2012, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2012	2011
(Dollars in thousands, except per share data)

Total interest income	$4,721	$5,099
Total interest expense	703	1,052
Net interest income	4,018	4,047
Provision for loan losses	475	500
Net interest income after provision for loan losses	3,543	3,547

Total non-interest income	1,075	923
Total non-interest expense	3,333	3,252
Income before income taxes	1,285	1,218
Income tax expense	363	319
Net income	922	899
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$919	$896

Net income per share attributable to First Capital, Inc.
common shareholders:
Basic	$0.33	$0.32

Diluted	$0.33	$0.32

Weighted average common shares outstanding:
Basic	2,785,693	2,787,272

Diluted	2,785,693	2,787,272

OTHER FINANCIAL DATA

Cash dividends per share	$0.19	$0.19
Return on average assets (annualized)	0.84%	0.81%
Return on average equity (annualized)	7.16%	7.45%
Net interest margin	4.15%	4.08%
Interest rate spread	4.01%	3.91%
Net overhead expense as a percentage
of average assets (annualized)	3.06%	2.94%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2012	2011
(Dollars in thousands)

Cash and cash equivalents	$30,166	$18,923
Investment securities	108,648	111,456
Gross loans	276,167	280,229
Allowance for loan losses	4,228	4,182
Earning assets	408,252	401,361
Total assets	441,373	438,886
Deposits	368,444	364,374
FHLB debt	10,925	12,350
Repurchase agreements	9,095	9,125
Stockholders' equity, net of noncontrolling interest	50,991	50,942
Non-performing assets:
Nonaccrual loans	7,331	7,401
Accruing loans past due 90 days	123	363
Foreclosed real estate	541	661
Troubled debt restructurings on accrual status	715	462
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.07%	10.06%
Tier I - risk based	14.68%	16.11%
Total risk-based	15.93%	17.05%